This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes. In the event of any inconsistency between the information presented herein and any such term sheet, such term sheet shall govern. The information contained in this document is for informational purposes only.

JPMorgan Contingent Buffered Digital Notes Linked to a WTI Crude Oil Futures
due June 9, 2015
The notes are designed for investors who seek a fixed return of 10.00% at maturity if the Ending Contract Price of WTI Crude Oil is not less than the
Initial Contract Price by no more than at least 18.75% on the Observation Date.
Investors should be willing to forgo interest payments and, if the Ending
Contract Price is less than the Initial Contract Price by no more than at least
18.75% on the Observation Date, be willing to lose some or all of their principal. If the Ending Contract Price is equal to or less than the Initial
Contract Price by no more than at least 18.75% on the Observation Date, investors will receive their initial investment back at maturity, subject to the credit risk of JPMorgan Chase and Co.

Trade Details/Characteristics

Contract Price                 On any relevant day, the official settlement price per barrel on the NYMEX of the first nearby month futures contract for WTI crude oil, stated in U.S. dollars, as made public by the NYMEX (Bloomberg ticker "CL1" Comdty), provided that if such date falls on the last trading day of such futures contract, then the second nearby futures contract (Bloomberg ticker "CL2" Comdty) on that day
Currency                       USD
Digital Return                 10.00%
Contingent Buffer Percentage   At least 18.75% (to be determined on the pricing date)
Maximum Potential Loss         100.00%
Contract Return                (Ending Contract Price - Initial Contract Price) / Initial Contract Price
Initial Contract Price         The Contract Price on the pricing date
Ending Contract Price          The arithmetic average of the Contract Prices on each of the five Ending
                               Averaging Dates
Ending Averaging Dates         May 29, 2015; June 1, 2015; June 2, 2015; June 3, 2015; June 4, 2015
Maturity Date                  June 9, 2015
Maturity                       Approximately 14 months
Settlement                     Cash
Payment At Maturity per $1,000 If the Ending Contract Price is greater than or equal to the Initial Contract Price
principal amount note          or is less than the Initial Contract Price by up to the Contingent Buffer
                               Percentage:
                               $1,000 + ($1,000 x Digital Return)
                               If the Ending Contract Price is less than the Initial Contract Price by more than the Contingent Buffer Percentage:
                               $1,000 + ($1,000 x Commodity Return)
                               Your investment may result in the loss of all of your principal at maturity.
CUSIP                          48126N5U7
Preliminary Term Sheet         http://www.sec.gov/Archives/edgar/data/19617/000095010314002282/dp45241_f
                               -----------------------------------------------------------------------------------
                               wp-ficc32.htm
============================== ===================================================================================

Hypothetical Payout For Contingent Buffered Digital Notes linked to a WTI Crude
Oil Futures at Maturity (assuming $1,000 Initial Investment)

The graph above demonstrates the hypothetical total return on the notes at maturity for a subset of Contract Returns detailed in the table below. Your investment may result in a loss of all of your principal at maturity.

Selected Risk Considerations

The risks identified below are not exhaustive. Please see the term sheet hyperlinked above for more information. [] Your investment in the notes may result in a loss of some or all of your initial investment.
[] Your maximum potential gain on the notes will be limited to the Digital
Return.
[] Any payment on the notes is subject to the credit risk of JPMorgan Chase and
Co. , which we refer to as JPMC.  Therefore, the value of the notes prior to maturity are subject to changes in the market's view of JPMC's creditworthiness.
[] The benefit provided by the Contingent Buffer Amount may terminate on the final review date.
[] Investments related to the price of WTI Crude Oil Futures may be more volatile than traditional securities investments. [] Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. [] The contract price of the commodity futures contract is determined by reference to the official settlement price of WTI Crude Oil
Futures contracts as determined by the NYMEX, and there are certain risks relating to the Contract Price of the commodity futures contract being determined by the NYMEX.
[] JPMS' estimated value does not represent future values and may differ from others' estimates.
[] The value of the notes which may be reflected in customer account statements may be higher than JPMS' then-current estimated value for a limited time period.
[] Lack of liquidity: JPMorgan Securities, LLC, acting as agent for JPMC (and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so.  The price, if any, at which JPM will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.

                                      Payment at Maturity per $1,000 Total Return On
Ending Contract Price Contract Return       principal amount             Notes
===================== =============== ============================== ===============
      130.00              30.00%               $1,100.00                 10.00%
      120.00              20.00%               $1,100.00                 10.00%
      115.00              15.00%               $1,100.00                 10.00%
      110.00              10.00%               $1,100.00                 10.00%
      105.00              5.00%                $1,100.00                 10.00%
      102.50              2.50%                $1,100.00                 10.00%
===================== =============== ============================== ===============
      100.00              0.00%                $1,100.00                 10.00%
===================== =============== ============================== ===============
      100.00              -5.00%               $1,100.00                 10.00%
       90.00             -10.00%               $1,100.00                 10.00%
       85.00             -15.00%               $1,100.00                 10.00%
       81.25             -18.75%               $1,100.00                 10.00%
       81.24             -18.76%                $812.40                 -18.76%
       80.00             -20.00%                $800.00                 -20.00%
       70.00             -30.00%                $700.00                 -30.00%
       50.00             -50.00%                $500.00                 -50.00%
       0.00              -100.00%                $0.00                  -100.00%
===================== =============== ============================== ===============

Filed pursuant to Rule 433 Registration Statement No: 333-177923 Dated: April
1, 2014

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for any
offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting the SEC website at www.sec.gov.
Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments. J.P. Morgan is the marketing name for JPMorgan Chase and Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities LLC is a member of FINRA, NYSE and
SIPC. Clients should contact their salespersons at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.